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                                                                    Exhibit 99.1

                 ALCATEL TO ACQUIRE GENESYS TELECOMMUNICATIONS
              LABORATORIES INC. IN A STOCK-FOR-STOCK TRANSACTION

Paris, France & San Francisco, California - September 28th 1999 - Alcatel (Paris: CGEP.PA and NYSE: ALA) today announced it has entered into a definitive agreement to acquire Genesys Telecommunications Laboratories, Inc. (NASDAQ:
GCTI), a leading provider of computer telephony integration (CTI) and enterprise interaction management solutions. The planned stock-for-stock transaction values Genesys at approximately $1.5 billion, on the basis of the current ten day average Alcatel American Depositary Shares (ADS) stock price of $28.

This acquisition will be made by a merger under which shareholders of Genesys will be given 1.667 Alcatel ADS in exchange for one Genesys share. There is a 'collar' on the deal so that the value for each given Genesys share will not exceed $55 or be less than $45. The Alcatel ADS is a US security that represents one-fifth of an Alcatel share and is listed on the NYSE. Completion of the acquisition is subject to the expiration or termination of applicable waiting periods under appropriate antitrust laws and approval by Genesys shareholders. The deal is expected to be completed in January 2000.

"This is another major step for Alcatel which continues to move fast towards high growth markets fuelled by Internet and now, e-commerce" said Serge Tchuruk, Chairman and CEO of Alcatel "In the European enterprise market, where Alcatel is expanding its voice leadership position into the data field, the combination with Genesys state-of-the-art software-based interaction management technology, will put us in an ideal position to participate strongly in the high growth call center market. In the world wide carrier and ISP markets, where Alcatel has become a major player in Intelligent Network applications, the synergies with Genesys will enhance the development of powerful end-to-end networked customer contact solutions, that carriers and ISP's will offer to their enterprise clients."

Ori Sasson, chief executive officer for Genesys commented, "Genesys has realized tremendous momentum in the customer interaction marketplace, providing solutions for enterprise contact centers, eBusinesses and network service providers. The merger with Alcatel will enable us to accelerate growth and solidify our position as the market leader worldwide."

Through the purchase of Genesys, Alcatel will acquire a premier worldwide position in CTI and interaction management solutions, providing a strong strategic fit with its existing call center and intelligent network businesses. Alcatel will be able to expand its value proposition by moving into the contact center applications space and to provide an integrated offering.

This deal complements Alcatel's strategic initiatives in the US, following the five acquisitions made during the last 12 months, including DSC and Xylan. Alcatel is now well positioned to benefit from the exploding demand for voice data integration in the US, the world's largest convergence market.

Following the close of the transaction, Genesys will immediately gain greater access to the carrier and ISP market segments, thanks to Alcatel's products and
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commercial presence in these segments. Genesys will also benefit from easier access to the medium-sized enterprise market, which is a core component of Alcatel's enterprise business and for which the two companies will develop optimized solutions. In addition, the two companies will further develop IP converged voice and data solutions, leveraging Genesys's infrastructure-independent position.

Genesys's leading position with systems integrators will be enhanced by this deal, thanks to the expanded portfolio and it will be able to offer both applications and infrastructure, matching the current industry trend. Within the Alcatel group, Genesys will remain a stand-alone business, retain its name and continue to be headquartered in San Francisco, CA. Ori Sasson remains CEO. Genesys will continue to pursue an infrastructure-independent, media-independent strategy.

"Genesys brings to Alcatel a leading team of managers, engineers and other professionals with highly valuable experience, who will develop Alcatel's offering in the applications space for both the enterprise and carrier/ISP markets worldwide," said Olivier Houssin, Executive Vice President of Alcatel Telecom.

About Alcatel

Alcatel builds next generation networks, delivering integrated end-to-end voice and data communications solutions to established and new carriers, as well as enterprises and consumers worldwide. With 120,000 employees and sales of EURO
21.3 billion ($25.0 billion), Alcatel operates in more than 130 countries.

About Genesys Telecommunications Laboratories

Genesys Telecommunications Laboratories, Inc. (Nasdaq: GCTI) pioneered the field of Computer Telephony Integration (CTI) and today is a market leader in Enterprise Interaction Management Software. The Company's interaction management solutions help enterprises reduce costs, increase revenues, and transform the way they manage interactions in the call/contact center and across the enterprise. Genesys' open, scalable framework and interaction management applications enable the broadest range of contact solutions in the industry, including: integrated screen pop, load balancing, workforce management, outbound dialing, data-driven routing, blended inbound/outbound, and Internet contact center capabilities. Genesys' solutions architecture grows with the enterprise and supports customer preference in communications channels - voice, Internet, e-mail, etc. More information about Genesys and its products is available at www.genesyslab.com.
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This document may include forward-looking statements within the meaning of Safe
Harbor provisions of the U.S. federal securities laws. These statements are based on current expectations, estimates and projections about the general economy and Alcatel's and Genesys's lines of business and are generally identifiable by statements containing words such as "expects," "believes," "estimates," or similar expressions. Statements related to the future performance involve certain assumptions, risks and uncertainties, many of which are beyond the control of Alcatel or Genesys, and include, among others, foreign and domestic product and price competition, cost effectiveness, changes in governmental regulations, general economic and market conditions in various geographic areas, interest rates and the availability of capital. Although Alcatel and Genesys believe their respective expectations reflected in any such forward-looking statements are based upon reasonable assumptions, they can give no assurance that those expectations will be achieved.